                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-22A


                                 TERMS AGREEMENT


                                                            Dated: June 25, 2003


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of June 1, 2003 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:     Series 2003-22A.
------------------      ----------------

Terms of the Series 2003-22A Certificates: Structured Asset Securities Corporation, Series 2003-22A Mortgage Pass-Through Certificates, Class 1-A, Class 1-AX, Class 2-A1, Class 2-A2, Class 2-AX, Class 3-A, Class 3-AX, Class 4-A, Class 4-AX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class P-I, Class P-II and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of four pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A, Class 1-AX, Class 2-A1, Class 2-A2, Class 2-AX, Class 3-A, Class 3-AX, Class 4-A, Class 4-AX, Class B1, Class B2, Class B3 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-102489.
-----------------------

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A, Class 1-AX, Class 2-A1, Class 2-AX, Class 3-A, Class 3-AX, Class 4-A, Class 4-AX and Class R Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc., ("Moody's" and together with S&P, the "Rating Agencies"); the Class 2-A2 Certificates be rated "AAA" by S&P; the Class B1 Certificates be rated "AA" by S&P; the Class B2 Certificates be rated "A" by S&P and the Class B3 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:     June 1, 2003.
-------------

Closing Date:     10:00 A.M., New York time, on or about June 30, 2003. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.



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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                               LEHMAN BROTHERS INC.


                                               By:  ____________________________
                                                    Name:  Stanley P. Labanowski
                                                    Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By: _____________________________
    Name:  Michael C. Hitzmann
    Title: Vice President










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                                                   Schedule 1
                                                   ----------

                                    Initial Certificate
                                         Principal                   Certificate                Purchase Price
            Class                        Amount(1)                  Interest Rate                 Percentage
            -----                        ---------                  -------------                 ----------
             1-A                         $31,252,000               4.15%(2)                          100%
             1-AX                                (3)               4.15%(3)                          100%
             2-A1                       $299,752,000               4.08%(2)                          100%
             2-A2                        $15,000,000               4.25%(2)                          100%
             2-AX                                (3)               4.08%(3)                          100%
             3-A                        $217,197,000               4.42%(2)                          100%
             3-AX                                (3)               4.42%(3)                          100%
             4-A                         $32,333,000               3.06%(2)                          100%
             4-AX                                (3)               3.06%(3)                          100%
              B1                         $21,132,000            Adjustable (4)                       100%
              B2                          $5,045,000             Adjustable(4)                       100%
              B3                          $3,783,000             Adjustable(4)                       100%
              R                                 $100             Adjustable(4)                       100%

----------
(1) These balances are approximate, as described in the prospectus supplement.

(2) The Class 1-A Certificates will accrue interest based on the interest rate specified above until the end of the accrual period in January 2006, subject to a maximum rate equal to the Net WAC for pool 1. Beginning with the accrual period in February 2006, the Class 1-A Certificates will accrue interest at the Net WAC for pool 1, as described in the prospectus supplement. The Class 2-A1 and Class 2-A2 Certificates will accrue interest based on the interest rate specified above until the end of the accrual period in March 2008, subject to a maximum rate equal to the Net WAC for pool 2. Beginning with the accrual period in April 2008, the Class 2-A1 and Class 2-A2 Certificates will accrue interest at the Net WAC for pool 2, as described in the prospectus supplement. The Class 3-A Certificates will accrue interest based on the interest rate specified above until the end of the accrual period in March 2008, subject to a maximum rate equal to the Net WAC for pool 3. Beginning with the accrual period in April 2008, the Class 3-A Certificates will accrue interest at the Net WAC for pool 3, as described in the prospectus supplement. The Class 4-A Certificates will accrue interest based on the interest rate specified above until the end of the accrual period in January 2010, subject to a maximum rate equal to the Net WAC for pool 4. Beginning with the accrual period in February 2010, the Class 4-A Certificates will accrue interest at the Net WAC for pool 4, as described in the prospectus supplement.

(3) The Class 1-AX, Class 2-AX, Class 3-AX and Class 4-AX will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their respective notional amounts, as described in the prospectus supplement (the initial notional amounts of these bonds will be $6,961,969, $82,143,633, $41,965,766 and $23,201,268, respectively). After the Distribution Date in February 2006, the Class 1-AX Certificates will no longer be entitled to receive distributions of any kind. After the Distribution Date in April 2008, the Class 2-AX Certificates will no longer be entitled to receive distributions of any kind. After the Distribution Date in April 2008, the Class 3-AX Certificates will no longer be entitled to receive distributions of any kind. After the Distribution Date in February 2010, the Class 4-AX Certificates will no longer be entitled to receive distributions of any kind.

(4) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.